As filed with the Securities and Exchange Commission on March 2, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ingersoll Rand Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-2393770
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800-A Beaty Street Davidson, NC 28036
(Address, including zip code, of principal executive offices)

Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan
 (Full title of the plan)

Andrew Schiesl, Esq.
General Counsel
800-A Beaty Street
Davidson, NC 28036
Telephone: (414) 212-4700
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies of all notices, orders and communications to:
Richard Fenyes, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Telephone: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share (1)	11,000,000	$32.32	$355,520,000	$46,146.50

(1)
Represents 11,000,000 shares of Ingersoll Rand Inc. common stock, par value $0.01 per share (“Common Stock”) approved for issuance pursuant to the Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan (the “Amended and Restated OIP”), which was amended and restated effective as of February 29, 2020. For additional information, see explanatory note below. In addition to the shares of Common Stock set forth in the table above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional shares of Common Stock, which may issuable under the Amended and Restated OIP, to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments. To the extent that any shares of Common Stock subject to awards outstanding under the Amended and Restated OIP are forfeited, terminated, cancelled, withheld in payment of the exercise price or withheld to satisfy tax withholding obligations or expire unexercised subsequent to the date of this Registration Statement, such shares will again become available for issuance under the Amended and Restated OIP.

(2)
Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee were calculated based upon the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange on February 28, 2020.

EXPLANATORY NOTE

On February 21, 2020, at a special meeting of shareholders of Ingersoll Rand Inc. (formerly Gardner Denver Holdings, Inc.) (the “Company” or the “Registrant”) the Company’s shareholders approved the Amended and Restated OIP (prior to such amendment and restatement, the “OIP”). Among other things, the Amended and Restated OIP provides that the number of shares of Common Stock, which may be granted under the Amended and Restated OIP shall be increased by 11,000,000 shares of Common Stock.

This Registration Statement relates to the additional 11,000,000 shares of Common Stock authorized for issuance under the Amended and Restated OIP.

Pursuant to Section E of the General Instructions to Form S-8, the contents of the Registration Statement on Form S-8 with respect to the OIP, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on May 12, 2017 (File No. 333-217944) are hereby incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such previously-filed registration statements are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Amended and Restated OIP covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information “furnished,” but not “filed” with the Commission), are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(b)	the Registrant’s Current Reports on Form 8-K filed on January 31, 2020, February 13, 2020 and February 25, 2020; and

(c)
the Registrant’s registration statement on Form 8-A (Registration No. 001-38095), filed with the Commission on May 11, 2017 pursuant to Section 12(b) of the Exchange Act, relating to the Registrant’s Common Stock, including all other amendments and reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.          Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	Second Amended and Restated Certificate of Incorporation of Ingersoll Rand Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 17, 2017)
4.2*	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Ingersoll Rand Inc.
4.3	Amended and Restated Bylaws of Ingersoll Rand Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 17, 2017)
4.4*	Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan
5.1*	Opinion of Simpson Thacher & Bartlett LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davidson, North Carolina, on March 2, 2020.

INGERSOLL RAND INC.

By:	/s/ Vicente Reynal
	Name:	Vicente Reynal
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Vicente Reynal, Emily A. Weaver and Andrew Schiesl and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the registration statement, any and all amendments (including post-effective amendments) to the registration statement and any and all successor registration statements of Ingersoll Rand Inc., including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to enable Ingersoll Rand Inc. to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following person in the capacities indicated on March 2, 2020:

Signature	Title

/s/ Vicente Reynal
Vicente Reynal	Chief Executive Officer and Director (principal executive officer)

/s/ Emily A. Weaver	Vice President and Chief Financial Officer (principal financial officer)
Emily A. Weaver

/s/ Michael J. Scheske	Vice President and Corporate Controller (principal accounting officer)
Michael J. Scheske

/s/ John Humphrey	Director
John Humphrey

/s/ Joshua T. Weisenbeck	Director
Joshua T. Weisenbeck

/s/ William P. Donnelly
William P. Donnelly	Director

/s/ Marc E. Jones
Marc E. Jones	Director

/s/ Peter M. Stavros
Peter M. Stavros	Director

/s/ Elizabeth Centoni
Elizabeth Centoni	Director

*By: /s/ Andrew Schiesl
Andrew Schiesl	Attorney-in-Fact